UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2015

PUMA BIOTECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35703	77-0683487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

(Address of principal executive offices) (Zip Code)

(424) 248-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 28, 2015, Dr. Fredric N. Eshelman (“Holder”) filed a Preliminary Consent Statement (the “Preliminary Consent Statement”) with the Securities and Exchange Commission (the “SEC”), proposing to increase the size of the board of directors (the “Board”) of Puma Biotechnology, Inc. (the “Company”) from five to nine directors and to elect four new directors to the Board.

The Company values the exchange of thoughts and views with all of its stockholders. Since first becoming aware of Holder’s concerns, the Company has attempted to engage in direct discussions with Holder but Holder has been unwilling to meet with management. The Preliminary Consent Statement noticeably omits any discussion of the Company’s attempts in this regard and of Holder’s refusal to meet. In light of that, the Company wanted to provide additional facts about the interactions to date with Holder and clarify certain misleading statements.

Holder has never requested to meet with the Company, nor has the Company ever met with Holder. Holder’s first contact with the Company occurred in July 2015. At that time, without any prior communication with the Company or management, Holder sent the Company a letter accusing the Board of unspecified acts of misconduct and demanding to inspect certain books and records of the Company.

Management of the Company immediately attempted to engage in a dialogue with Holder. Over the next several weeks, the Company exchanged several letters and phone calls with Holder’s counsel in an attempt to understand his concerns, why he was requesting the documents and what he intended to do with the documents. Holder’s counsel represented that Holder owned more than 3% and less than 5% of the Company. The Company had no record of Holder’s purported ownership interest and was surprised to learn that it was not acquainted with such a purportedly significant stockholder. As a result, the Company requested that Holder provide evidence of his stock ownership. Conditioned only on receiving that proof of ownership, Mr. Alan H. Auerbach, the Company’s President and Chief Executive Officer, offered to travel immediately and meet Holder face to face to discuss his concerns and any other matters regarding the Company. Holder would not provide evidence of his purported ownership interest and did not respond to the offer to meet with Mr. Auerbach. Instead, Holder’s counsel offered that Holder would withdraw the allegations of unspecified misconduct if Holder could see the requested documents. Again, the Company conditioned further engagement on proof of his claimed ownership interest. Again, Holder never responded and never met with Mr. Auerbach.

The next interaction with Holder was his filing of the Preliminary Consent Statement. The Company encourages its stockholders to note three things. First, Holder’s filing deliberately omits any discussion of the Company’s offer to meet with Holder upon his establishing proof of his ownership position and of Holder’s refusal to provide such proof of ownership or to meet with the Company. Second, rather than holding 3% to 5% of Company stock as represented by Holder’s counsel, Holder only has right to approximately 0.7%, over one-third of which are held in the form of options. Unless Holder exercises his options, his current voting rights represent only approximately 0.5% of the Company’s total voting rights. Finally, Holder does not provide any details or evidence regarding his concerns with the Board’s activities, instead relying on broad generalities that the Board breached its fiduciary obligations.

Since the filing of the Preliminary Consent Statement, several significant investors have contacted the Company to express support for management and the Company. They expressed the view that Holder’s proposal is an unnecessary distraction to the Company’s business and an attempt to advance Holder’s own agenda rather than the best interests of the Company and all stockholders. The Company remains steadfastly committed to acting in the best interests of all the stockholders of the Company, as opposed to the narrow interests of one, and to developing innovative products to enhance cancer care for patients.

Additional Information and Where You Can Find It

The Company and certain of its directors and executive officers may be deemed to be participants in a solicitation of consent revocations from the Company’s stockholders in connection with the potential consent solicitation by Dr. Fredric N. Eshelman. The Company may file a preliminary consent revocation statement with the SEC in connection with such potential consent solicitation (the “Consent Revocation Statement”). Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s Definitive Proxy Statement filed with the SEC on April 30, 2015 and reports filed by the Company and Form 3s and Form 4s filed by the Company’s executive officers and directors with the SEC after April 30, 2015. These documents are available free of charge at the SEC’s website at www.sec.gov. Additional information regarding the interests of potential participants will be included in any Consent Revocation Statement and any other relevant documents filed with the SEC in connection with the possible consent solicitation.

If the Company files a definitive Consent Revocation Statement with the SEC, the Company promptly will mail the definitive Consent Revocation Statement and a form of consent revocation to each stockholder entitled to deliver a written consent in connection with the possible consent solicitation. THE COMPANY URGES INVESTORS TO READ ANY CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any Consent Revocation Statement and any other documents filed by the Company with the SEC in connection with the potential consent solicitation at the SEC’s website at www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUMA BIOTECHNOLOGY, INC.

Date: November 2, 2015	By:	/s/ Alan H. Auerbach
Alan H. Auerbach
President and Chief Executive Officer